                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                           PATTERSON-UTI ENERGY, INC.,

                         PATTERSON-UTI ACQUISITION, LLC

                                       and

                            TMBR/SHARP DRILLING, INC.














                                  MAY 26, 2003

                                TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----
ARTICLE 1             THE MERGER...............................................................................1

         1.1      The Merger...................................................................................1

         1.2      Effective Time...............................................................................1

         1.3      Effects of the Merger........................................................................2

         1.4      Articles of Organization and Regulations.....................................................2

         1.5      Officers.....................................................................................2

         1.6      Further Assurances...........................................................................2

         1.7      Closing......................................................................................2

ARTICLE 2             EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP INTERESTS OF THE
                      CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES..........................................3

         2.1      Effect on Capital Stock and Membership Interests.............................................3

         2.2      Surviving Company to Make Certificates Available.............................................4

         2.3      Dividends; Transfer Taxes....................................................................5

         2.4      No Fractional Shares.........................................................................5

         2.5      Return of Exchange Fund......................................................................6

         2.6      Further Ownership Rights in Company Common Stock.............................................6

         2.7      Closing of the Company Transfer Books........................................................6

ARTICLE 3             REPRESENTATIONS AND WARRANTIES...........................................................6

         3.1      Representations and Warranties of the Company................................................6

         3.2      Representations and Warranties of Parent and Sub............................................21

ARTICLE 4             COVENANTS RELATING TO CONDUCT OF BUSINESS...............................................25

         4.1      Conduct of Business of the Company..........................................................25

ARTICLE 5             ADDITIONAL AGREEMENTS...................................................................28

         5.1      Shareholder Approval; Preparation and Filing of the S-4 and Proxy Statement/Prospectus......28

         5.2      Access to Information.......................................................................29

         5.3      Reasonable Efforts; Notification............................................................31

         5.4      Indemnification.............................................................................33

         5.5      Letter of the Company's Accountants.........................................................34

         5.6      Report of Independent Petroleum Engineers...................................................34

         5.7      Letter of Parent's Accountants..............................................................35

         5.8      Fees and Expenses...........................................................................35

         5.9      Company Stock Options.......................................................................35

         5.10     Public Announcements........................................................................35

         5.11     Agreement to Defend.........................................................................35

         5.12     Nasdaq National Market......................................................................35

         5.13     Employee Benefit Plans......................................................................36

         5.14     Agreements of Others........................................................................36

ARTICLE 6             CONDITIONS PRECEDENT....................................................................36

         6.1      Conditions to Each Party's Obligation to Effect the Merger..................................36

         6.2      Conditions to Obligations of Parent and Sub.................................................37

         6.3      Condition to Obligations of the Company.....................................................38

ARTICLE 7             TERMINATION, AMENDMENT AND WAIVER.......................................................39

         7.1      Termination.................................................................................39

         7.2      Procedure for Termination, Amendment, Extension or Waiver...................................40

         7.3      Effect of Termination.......................................................................40

         7.4      Amendment...................................................................................40

         7.5      Extension; Waiver...........................................................................41

ARTICLE 8             SPECIAL PROVISIONS AS TO CERTAIN MATTERS................................................41

         8.1      Takeover Defenses of the Company............................................................41

         8.2      No Solicitation.............................................................................41

         8.3      Fee and Expense Reimbursements..............................................................43

ARTICLE 9             GENERAL PROVISIONS......................................................................43

         9.1      Nonsurvival of Representations and Warranties...............................................43

         9.2      Notices.....................................................................................43

         9.3      Definitions.................................................................................45

         9.4      Interpretation..............................................................................45

         9.5      Counterparts................................................................................45

         9.6      Entire Agreement; No Third-Party Beneficiaries..............................................45

         9.7      Governing Law...............................................................................46

         9.8      Assignment..................................................................................46

         9.9      Enforcement of the Agreement................................................................46

         9.10     Performance by Sub..........................................................................46

         9.11     Severability................................................................................46


Exhibit A         --       Form of opinion of counsel to the Company............................................A-1
Exhibit B         --       Form of opinion of counsel to Parent and Sub.........................................B-1
Exhibit C         --       Form of Affiliate Agreement..........................................................C-1
Schedule I        --       Company Disclosure Schedule........................................................S-I-1
Schedule II       --       Certain Officers of the Company...................................................S-II-1
Schedule III      --       Certain Officers of Parent.......................................................S-III-1



                             INDEX OF DEFINED TERMS

                                                                           Section
                                                                           -------
affiliate.....................................................              9.3(a)
Agreement.....................................................            Preamble
Applicable Period.............................................              8.2(a)
Acquisition Proposal..........................................              8.2(a)
Articles of Merger............................................                 1.2
Cash Consideration............................................              2.1(c)
Certificates..................................................              2.2(a)
Closing.......................................................                 1.8
Closing Price.................................................                 2.4
Code..........................................................            Preamble
Company.......................................................        Introduction
Company Balance Sheet.........................................              3.1(e)
Company Balance Sheet Date....................................              3.1(e)
Company Benefit Plan..........................................              3.1(l)
Company Charter Documents.....................................              3.1(d)
Company Disclosure Schedule...................................                 3.1
Company Financial Advisor.....................................              3.1(u)
Company Permits...............................................              3.1(p)
Company Regulatory Documents..................................              5.3(c)
Company Representatives.......................................                 8.2
Company SEC Documents.........................................              3.2(e)
Company Shareholder Approval..................................              3.1(j)
Company Share and Company Shares..............................            Preamble
Company Stock Option..........................................                 5.6
Company's Stock Plans.........................................              3.1(c)
Dissenting Shareholders.......................................            Preamble
Dissenting Shares.............................................              2.1(e)
Effective Time................................................                 1.2
Employer......................................................              3.1(l)
Environmental Claim...........................................              3.1(o)
Environmental Permits.........................................              3.1(o)
Environmental Laws............................................              3.1(o)
ERISA.........................................................              3.1(l)
Exchange Act..................................................              3.1(d)
Exchange Agent................................................              2.2(a)
Exchange Fund.................................................              2.2(a)
Exchange Ratio................................................              2.1(c)
Fairness Opinion..............................................              3.1(u)
Governmental Entity...........................................              3.1(d)
Hazardous Materials...........................................              3.1(o)
hereof, herein and hereunder..................................                 9.4
HSR Act.......................................................              3.1(d)
include, includes or including................................                 9.4
Indemnified Parties...........................................              5.4(a)


                                                                           Section
                                                                           -------
IRS...........................................................              3.1(l)
knowledge.....................................................              9.3(b)
Liens.........................................................              3.1(d)
material adverse effect or material adverse change............              9.3(c)
Merger........................................................            Preamble
Merger Consideration..........................................              2.1(c)
Nasdaq National Market........................................                 2.4
Notice of Superior Proposal...................................              8.2(b)
Parent........................................................        Introduction
Parent Balance Sheet..........................................              3.2(d)
Parent Balance Sheet Date.....................................              3.2(d)
Parent Charter Documents......................................              3.1(c)
Parent Common Stock...........................................            Preamble
Parent Preferred Stock........................................              3.2(b)
Parent Regulatory Documents...................................              5.3(c)
Parent Rights Agreements......................................              2.1(c)
Parent SEC Documents..........................................              3.2(d)
person........................................................              9.3(d)
Proxy Statement/Prospectus....................................              3.1(d)
S-4...........................................................              3.2(f)
S-8 Registration Statement....................................                 5.6
Sarbanes-Oxley................................................              3.1(e)
SARs..........................................................              3.1(c)
SEC...........................................................              3.1(d)
Securities Act................................................              3.1(e)
Shareholder Meeting...........................................              3.1(f)
Sub...........................................................        Introduction
subsidiary....................................................              9.3(e)
superior proposal.............................................              8.2(c)
Surviving Company.............................................                 1.1
Tax or Taxes..................................................              3.1(m)
Tax Return....................................................              3.1(m)
TBCA..........................................................                 1.1
Trading Day...................................................                 2.4

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger is dated as of May 26, 2003, among Patterson-UTI Energy, Inc., a Delaware corporation ("Parent"), Patterson-UTI Acquisition, LLC, a Texas limited liability company ("Sub") and a wholly owned subsidiary of Parent, and TMBR/Sharp Drilling, Inc., a Texas corporation (the "Company").

         WHEREAS, the respective Boards of Directors of each of Parent and the Company, and the sole member of Sub, have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement and Plan of Merger (this "Agreement");

         WHEREAS, in order to effect such acquisition of the Company, the respective Boards of Directors of each of Parent and the Company, and the sole member of Sub, have approved the merger of the Company with and into Sub (the "Merger"), upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share of common stock, $.10 par value per share, of the Company (singularly, "Company Share", and plurally, "Company Shares") not owned directly or indirectly by Parent or the Company, except Company Shares held by persons who object to the Merger and comply with all of the provisions of Texas law concerning the right of holders of Company Shares to dissent from the Merger and require appraisal of their Company Shares ("Dissenting Shareholders") will be converted into the right to receive $9.09 in cash and 0.312166 of a share of common stock, $0.01 par value per share, of Parent (the "Parent Common Stock");

         WHEREAS, the parties intend that the Merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER


     1.1 THE MERGER. Upon the terms and subject to the conditions hereof and in accordance with the Texas Business Corporation Act (the "TBCA"), the Company shall be merged with and into Sub at the Effective Time (as defined below). Following the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the Surviving Company (the "Surviving Company") and shall succeed to and assume all the rights and obligations of the Company in accordance with the TBCA.

     1.2 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLE 6, the parties shall file articles of merger or other appropriate documents with the Secretary of State of Texas (the "Articles of Merger") executed in accordance with the relevant provisions of the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Texas or at such other time as Parent, Sub and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

     1.3  EFFECTS OF THE MERGER. The Merger shall have the effects set forth in
Article 5.06 of the TBCA.

     1.4  ARTICLES OF ORGANIZATION AND REGULATIONS.

         (a) The Articles of Organization of Sub, as in effect at the Effective Time, shall be the Articles of Organization of the Surviving Company until thereafter changed or amended as provided therein or by applicable law, provided that such Articles of Organization shall be amended hereby as of the Effective Time to change the name of the Surviving Company to TMBR/Sharp Drilling, LLC.

         (b) The regulations of Sub as in effect at the Effective Time shall be the regulations of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

     1.5 OFFICERS. The officers of Sub at the Effective Time shall be the officers of the Surviving Company and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.6 FURTHER ASSURANCES. If at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations to the Merger or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its appropriate officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations to the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.

     1.7 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, Suite 5100, Houston, Texas 77010, at 10:00 a.m., Houston time, on the second business day after the day on which the last of the conditions set forth in ARTICLE 6 shall have been fulfilled or waived or at such other time and place as Parent, Sub and the Company shall agree.

                                   ARTICLE 2

            EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP
              INTERESTS OF THE CONSTITUENT COMPANIES; EXCHANGE OF
                                  CERTIFICATES


     2.1 EFFECT ON CAPITAL STOCK AND MEMBERSHIP INTERESTS. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any of the Company Shares:

         (a) Membership Interests of Sub. Each issued and outstanding membership interest of Sub shall be converted into and become an equivalent fully paid and nonassessable membership interest of the Surviving Company.

         (b) Cancellation of Treasury Shares and Parent Owned Shares. All Company Shares that are owned directly or indirectly by the Company as treasury stock and any Company Shares owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be canceled, and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Company Shares. Subject to the provisions of Sections 2.1(e), 2.1(f) and 2.4, each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into $9.09 in cash (the "Cash Consideration") and 0.312166 (the "Exchange Ratio") of a validly issued, fully paid and nonassessable share of Parent Common Stock (collectively, the "Merger Consideration"). Pursuant to the Rights Agreement between Parent and Continental Stock Transfer & Trust Company, as Rights Agent, dated January 2, 1997, as amended ("Parent Rights Agreement"), each share of Parent Common Stock shall be accompanied by a right under the Parent Rights Agreement. All Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Certificate (as defined in Section 2.2(a)) representing any such shares shall cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions as contemplated by Section 2.3, the Cash Consideration, shares of Parent Common Stock and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2.

         (d) Treatment of Stock Options. Each outstanding Company Stock Option (as defined in Section 5.9) shall be treated as provided in Section 5.9.

         (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by Dissenting Shareholders who shall have perfected dissenters' rights in accordance with Article 5.12 of the TBCA (the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration (but instead shall be converted into the right to receive payment from the Surviving Company with respect to such Dissenting Shares in accordance with the TBCA), unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal under the TBCA. If any such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal of such Company Shares under the TBCA, such Dissenting Shareholder's Company Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive, upon surrender as provided above, the Merger Consideration for the Certificate or Certificates that formerly evidenced such Company Shares. The Company shall, prior to the Effective Time, use all reasonable efforts to give Parent and Sub prompt notice of any written demands for payment of the fair value of any Company Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the TBCA received by the Company relating to shareholders' rights of appraisal. Except with the prior written consent of Parent and Sub, the Company shall not voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands.

         (f) Adjustment of Exchange Ratio. In the event of any reclassification, recapitalization, stock split, stock combination, stock dividend or share exchange with respect to Parent Common Stock or Company Shares, as the case may be, (or if a record date with respect to any of the foregoing should occur) subsequent to the date of this Agreement but prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be the Exchange Ratio as so adjusted.

    2.2  SURVIVING COMPANY TO MAKE CERTIFICATES AVAILABLE.

         (a) Exchange of Certificates. The Company and Parent shall authorize Continental Stock Transfer & Trust Company, New York, New York (or such other person or persons as shall be reasonably acceptable to the Company and Parent) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Sub shall deposit with the Exchange Agent for the benefit of the holders of certificates, which immediately prior to the Effective Time represented Company Shares (the "Certificates"), the Cash Consideration and certificates representing the shares of Parent Common Stock (such Cash Consideration and shares of Parent Common Stock, together with any dividends or distributions with respect thereto payable as provided in Section 2.3, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.1(c) in exchange for outstanding Company Shares.

         (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted pursuant to Section 2.1 into shares of Parent Common Stock a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual and proper delivery of the Certificates to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration and certificates representing shares of Parent Common Stock and shall be in such form and contain such other provisions as the Company and Parent may reasonably specify). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration and a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to this Article 2, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the Cash Consideration, the certificate representing the appropriate number of shares of Parent Common Stock, cash in lieu of fractional shares, if any, as provided in Section 2.4 and certain dividends and other distributions as contemplated by Section 2.3.

     2.3 DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that may be declared on or after the Effective Time on Parent Common Stock or are payable to the holders of record thereof on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive certificates representing Parent Common Stock until such persons surrender their Certificates, as provided in Section 2.2, and no Cash Consideration or cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until such holder of such Certificate shall so surrender such Certificate. Subject to the effect of applicable law, there shall be paid to the record holder of the certificates representing such Parent Common Stock (a) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Parent Common Stock and having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     2.4 NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article 2, and no Parent dividend or other distribution or stock split or combination shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any such fractional securities, each holder of Company Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Shares then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Parent Common Stock multiplied by the Closing Price and rounded to the nearest cent. As used in this Agreement, (a) "Closing Price" means the average of the midpoint of the daily high and low trading prices of Parent Common Stock, rounded to four decimal places, as reported under Nasdaq National Market Issues Reports in The Wall Street Journal for each of the first 20 consecutive Trading Days in the period commencing twenty-five (25) Trading Days prior to the date of the Closing and (b) "Trading Day" means a day on which the National Association of Securities Dealers, Inc. National Market ("Nasdaq National Market") is open for trading.

     2.5 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former shareholders of the Company who have not theretofore complied with this
Article 2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. None of the Company, Parent nor the Surviving Company shall be liable to any holder of Company Shares for shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.6 FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections
2.3 or 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares, subject, however, to the Surviving Company's obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time which may have been declared or made by the Company on Company Shares in accordance with the terms of this Agreement.

     2.7 CLOSING OF THE COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Company, they shall be canceled and exchanged as provided in this Article 2.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES


     3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Sub as follows, subject to any exceptions specified in the Company Disclosure Schedule in the form attached hereto as Schedule I to the extent that such exceptions reference a specific section of this Article 3 (the "Company Disclosure Schedule"):

         (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have, or would not reasonably be likely to have, a material adverse effect (as defined in Section 9.3(c)) on the Company.

         (b) No Subsidiaries. The Company has no subsidiaries, and does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

         (c) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 Company Shares and 10,000,000 of preferred stock, par value $0.10 per share. At the close of business on May 23, 2003, (i) 5,494,136 Company Shares and no shares of preferred stock were issued and outstanding; (ii) 584,250 Company Shares were reserved for issuance by the Company pursuant to options or stock awards granted under the following plans:

          Plan                                    Shares Reserved
          ----                                    ---------------
1994 Stock Option Plan                                240,000
1998 Stock Option Plan                                344,250
Directors' Fee Stock Plan                                0


(collectively, the "Company's Stock Plans"), (iii) 276,000 Company Shares were reserved for issuance pursuant to options or stock awards not yet granted under the Company's Stock Plans and (iv) 1,268,739 Company Shares were held by the Company in its treasury. The Company has no outstanding stock appreciation rights ("SARs"). The Company Shares are listed on the Nasdaq National Market. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or are outstanding. All outstanding shares of capital stock of the Company are, and all Company Shares issuable upon the exercise of stock options will be when issued thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Company since the Company Balance Sheet Date (as defined in Section 3.1(e)), other than Company Shares issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options described above, as of the date hereof there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not as of the date of this Agreement and there will not be at the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. True and correct copies of all agreements, instruments and other governing documents relating to the Company's Stock Plans have been furnished to Parent.

         (d) Authority; Non-contravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Shareholder Approval (as defined in Section 3.1(j)), to consummate the Merger and other transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.1(j). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature ("Liens") on any of the properties or assets of the Company under, any provision of (i) the Articles of Incorporation or bylaws of the Company, each as amended through the date hereof (the "Company Charter Documents"), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets or (iii) subject to governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have, or would not reasonably be likely to have, a material adverse effect on the Company and would not, or would not reasonably be likely to, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company Shareholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement/Prospectus"), (B) filings under Rule 14a-12 promulgated under the Exchange Act and (C) such reports under
Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be filed in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger with the Secretary of State of Texas with respect to the Merger as provided in the TBCA and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have, or would not reasonably be likely to have, a material adverse effect on the Company.

         (e) Company SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since April 1, 1999 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Company SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company's disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder (the "Sarbanes-Oxley Act"). The financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). There is no liability or obligation of any kind, whether accrued, absolute, determined, determinable or otherwise, of the Company that is required by generally accepted accounting principles to be reflected or reserved against or otherwise disclosed in the most recent financial statements of the Company included in the Company SEC Documents which is not so reflected or reserved against that individually or in the aggregate would have a material adverse effect on the Company. For purposes of this Agreement, "Company Balance Sheet" means the balance sheet as of December 31, 2002 set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 and "Company Balance Sheet Date" means December 31, 2002. To the Company's knowledge, (i) its appropriate officers will be able to make the certifications required under the Sarbanes-Oxley Act with respect to its Annual Report on Form 10-K for the year ended March 31, 2003 and
(ii) the report of KPMG LLP on its audited financial statements included therein will be unqualified.

         (f) Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC or when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement/Prospectus relating to the Shareholder Meeting (defined below) will, at the date the Proxy Statement/Prospectus is mailed to the Company's shareholders and at the time of the Company's shareholders meeting convened for the purpose of obtaining the Company Shareholder Approval (the "Shareholder Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus, as it relates to the Shareholder Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company in this

Section 3.1(f) with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference in the S-4 or the Proxy Statement/Prospectus.

         (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and as permitted by Article 4, and there has not been

              (i) any event, occurrence, circumstance or development that has had, or has been reasonably likely to have, a material adverse effect with respect to the Company;

              (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock or any repurchase, redemption or other acquisition by the Company of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company;

              (iii) any amendment of any term of any outstanding security of the Company that would materially increase the obligations of the Company under such security;

              (iv) (A) any incurrence or assumption by the Company of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions thereof that do not materially increase the commitments thereunder) or otherwise by the Company in the ordinary course of business consistent with past practices, or (B) any guaranty, endorsement or other incurrence or assumption of liability, whether directly, contingently or otherwise, by the Company for the obligations of any other person, other than in the ordinary course of business consistent with past practice or in connection with the obligations of the Company assumed at the Effective Time;

              (v) any creation or assumption by the Company of any Lien on any material asset of the Company other than in the ordinary course of business consistent with past practices;

              (vi) any making of any loan, advance or capital contribution to or material investment in any person by the Company other than loans, advances, capital contributions or investments, in each case not exceeding $10,000;

              (vii) (A) any contract or agreement entered into by the Company on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (B) any modification, amendment, assignment, termination or relinquishment by the Company of any contract, license or other right (including any insurance policy naming it as a beneficiary or loss payable payee) that reasonably would be likely to have a material adverse effect on the Company, other than transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

              (viii) (A) any granting by the Company to any officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the Company Balance Sheet Date,
         (B) any granting by the Company to any such officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the Company Balance Sheet Date, or (C) except in accordance with past practice as to officers, any entry by the Company into any employment, severance or termination agreement with any such officer;

              (ix) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company;

              (x) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; or

              (xi) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1.

         (h) No Undisclosed Material Liabilities. There have been no liabilities or obligations, whether pursuant to contracts or otherwise, of any kind whatsoever incurred by the Company whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

              (i) liabilities or obligations (A) disclosed or provided for in the Company Balance Sheet or (B) disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement;

              (ii) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the Company; or

              (iii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

         (i) No Default. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Charter Documents, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is now a party or by which the Company or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, except in the case of clauses (ii) and (iii) for defaults or violations which in the aggregate would not have a material adverse effect on the Company.

         (j) State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that Article 13.03 of the TBCA shall not apply to the Merger or any of the other transactions contemplated hereby. Except for the approval of the Merger by the holders of two-thirds of the outstanding Company Shares, voting together as a class pursuant to which each share of Company Share is entitled to one vote ("Company Shareholder Approval"), no other shareholder action on the part of the Company is required for approval of the Merger Agreement and the transactions contemplated hereby. The Company has taken such action with respect to any other anti-takeover provisions in the Company Charter Documents to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

         (k) Litigation. There is no suit, action, proceeding or investigation presently pending or, to the Company's knowledge, threatened against or affecting the Company that has had or could reasonably be expected to have a material adverse effect on the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company which has had, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

         (l) Employee Benefit Matters. As used in this Section 3.1(l), the term "Employer" shall mean the Company as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in sections 414(b), (c), (m) and (o) of the Code, or section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") of which the Company is a member. As used in this Section 3.1(l), "Company Benefit Plan" shall mean (1) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, including, but not limited to, a plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and a plan that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (2) any other employee benefit agreement or arrangement that is not an ERISA plan, including without limitation, any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance pay plan, dependent care plan, flexible benefit plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, or other similar plan or agreement or arrangement that has been maintained by, participated in, or contributed to by the Employer at any time during the three-year period ending on the date of this Agreement, or with respect to which the Employer may have any liability.

              (i) Section 3.1(l)(i) of the Company Disclosure Schedule contains a complete and correct list of all Company Benefit Plans. With respect to each Company Benefit Plan, except as disclosed in Section 3.1(l)(i) of the Company Disclosure Schedule, to the extent applicable: (A) the plan is in compliance with the Code and ERISA, including all reporting and disclosure requirements of

         Part 1 of Subtitle B of Title I of ERISA; (B) the appropriate Form 5500 has been timely filed for each year of its existence or a "top-hat" statement was timely filed with the Department of Labor pursuant to Department of Labor Regulation section 2520.104-23; (C) there has been no transaction described in section 406 or section 407 of ERISA or section 4975 of the Code unless exempt under section 408 of ERISA or section 4975 of the Code, as applicable; (D) the bonding requirements of section 412 of ERISA have been satisfied; (E) there is no issue pending nor any issue resolved adversely to the Employer which may subject the Employer to the payment of a penalty, interest, tax or other amount, (F) each Company Benefit Plan can be unilaterally terminated or amended by the Employer on no more than 90 days notice;
         (G) all contributions or other amounts payable by the Employer as of the Effective Time with respect to each Company Benefit Plan have either been paid or accrued in the Employer's most recent financial statements included in the SEC Documents and (H) no notice has been given or received by the Employer of an increase or proposed increase in the cost of the plan. There are no pending or, to the Company's knowledge, threatened or anticipated claims (other than routine claims for benefits), actions, arbitrations, audits, investigations or suits by, on behalf of, against or relating to any Company Benefit Plan or their related trusts. With respect to each Company Benefit Plan, the Company has provided to Parent true and correct copies of each of the following documents:

                   (A) the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written agreement, a description thereof);

                   (B) the three most recent annual Form 5500 reports filed with the Internal Revenue Service ("IRS");

                   (C) a written summary of the legal basis for an exemption from the obligation to file annual Form 5500 reports;

                   (D) the most recent summary plan description and summaries of material modifications thereof; and

                   (E) the funding agreement that provides for the funding of the Company Benefit Plan.

              (ii) Neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the date of this Agreement treated as a single employer together with the Company under section 414 of the Code or section 4001 of ERISA has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or section 412 of the Code. During the last six years, the Employer has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of section 501(c)(9) of the Code. No plan, arrangement or agreement with any one or more employees will cause the Employer to have liability for severance pay as a result of the Merger, except as disclosed in Section 3.1(l)(ii) of the Company Disclosure Schedule. Except as disclosed in Section 3.1(l)(ii) of the Company Disclosure Schedule, the Employer does not provide employee benefits, including without limitation, death, post-retirement medical or health coverage (whether or not insured) or contribute to or maintain any employee benefit plan which provides for benefit coverage following termination of employment except as is required by section 4980B(f) of the Code or other similar applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage. Any employee benefit plan that is disclosed on Section 3.1(l)(ii) of the Company Disclosure Schedule has, at all times since its inception, provided that the sponsor of the plan has the right to amend and terminate the plan at any time without the consent of any party and no statements have been made to plan participants or their dependents that would lead such persons to reasonably conclude the plan may not be amended or terminated without their consent. All Company Benefit Plans that are group health plans have been operated in material compliance with section 4980B(f) of the Code.

              (iii) The Company does not maintain or contribute to, and has not maintained or contributed to for the three-year period ending on the date of this Agreement, a pension plan that is intended to qualify under section 401(a) of the Code or a pension plan described in section 3(2) of ERISA. Any pension plan described in section 3(2) of ERISA previously maintained by the Company was terminated in accordance with ERISA and the Code.

              (iv) The transactions contemplated by this Agreement, either alone or in conjunction with another event (such as termination of employment) will not accelerate the time of payment of any contribution to a Company Benefit Plan, accelerate vesting under a Company Benefit Plan, increase the amount of compensation directly or indirectly due any person from the Employer, or increase the cost of any Company Benefit Plan.

              (v) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with the Company under section 414 of the Code or section 4001 of ERISA and located outside of the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity, except where such failure to be in compliance would not, either individually or in the aggregate, have a material adverse effect on the Company.

        (m) Taxes. The Company has timely filed (taking into account any extensions) all Tax Returns required to be filed by it on or before the Effective Time and has timely paid or deposited all Taxes and estimated Taxes which are required to be paid or deposited on or before the Effective Time. Each of the Tax Returns filed by the Company is accurate and complete in all material respects and has been completed in all material respects in accordance with applicable laws, regulations and rules. The Company Balance Sheet reflects an adequate reserve for all Taxes for which the Company may be liable for all taxable periods and portions thereof through the date thereof. The Company has not waived any statute of limitations in respect of Taxes of the Company. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no Tax Liens upon any assets of the Company (except for liens for ad valorem Taxes not yet delinquent and other Taxes not yet due and payable). There are no current examinations of any Tax Return of the Company being conducted by any governmental authority and there are no settlements of any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. The Company is not a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement or arrangement. The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over such Taxes to the appropriate governmental entity. As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as federal, state, local or foreign income, gross receipts, property, sales, use, ad valorem, franchise, profits, license, withholding, payroll, alternative or added minimum, employment, estimated, excise, transfer, severance, stamp, occupation, premium, value added, or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, "Tax Return" shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

         (n) No Excess Parachute Payments. No amount that could be paid (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement to any person who is properly characterized as a "disqualified individual" (as such term is defined by the IRS in proposed Treasury Regulation section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or other Company Benefit Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in section 280G(b)(1) of the Code).

         (o) Environmental Matters. Except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not have a material adverse effect on the Company:

              (i) the Company holds, and is in compliance with and has been in compliance with, all Environmental Permits required under applicable Environmental Laws for the operation or use of its assets and properties or the conduct its business, and is otherwise in compliance and has been in compliance with all applicable Environmental Laws;

              (ii) there are no existing or, to the knowledge of the Company, proposed requirements under Environmental Laws that will require the Company to make capital improvements to its assets or properties or make other expenditures to remain in compliance with Environmental Laws;

              (iii) the Company has not received any Environmental Claim, nor has any Environmental Claim been threatened against the Company;

              (iv) the Company has not entered into or agreed to, or is not subject to any outstanding judgment, decree, order or consent arrangement with any governmental authority under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

              (v) there are no agreements with any person pursuant to which the Company would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law;

              (vi) to the Company's knowledge, there are no other facts, circumstances or conditions that are reasonably likely to give rise to liability of the Company under any Environmental Laws or to result in the assertion of an Environmental Claim against the Company; and

              (vii) the Company has provided the Parent copies of all environmental audits, assessments or other evaluations, if any, of the Company or any of its assets, properties or business operations.

         For purposes of this Agreement, the terms below shall have the following meanings:

         "Environmental Claim" means any complaint, notice, claim, demand, action, suit or judicial, administrative or arbitral proceeding by any person to, against or involving the Company asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the use, presence, disposal, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities of the Company under any Environmental Law or in connection with Hazardous Materials.

         "Environmental Permits" means all permits, licenses, registrations, exemptions and other governmental authorizations required under Environmental Laws for the Company to conduct its operations as presently conducted.

         "Environmental Laws" means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to pollution, protection of the environment or the use, storage, treatment or disposal of Hazardous Materials.

         "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances, including but not limited to radioactive materials, regulated pursuant to any Environmental Laws.

         (p) Compliance with Laws; Permits. The Company holds all required, necessary or applicable federal, state, provincial, local or foreign permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a material adverse effect on the Company (the "Company Permits"). The Company is in compliance with the terms of the Company Permits except where the failure to so comply would not have a material adverse effect on the Company. The Company has not received notice of any revocation or modification of any of the Company Permits, the revocation or modification of which would have a material adverse effect on the Company. The Company has not violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Governmental Entity, or any arbitration award or any judgment, decree or order of any Governmental Entity, applicable to the Company or its business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company is pending or threatened, other than those the outcome of which would not have a material adverse effect on the Company.

         (q) Material Contracts and Agreements. Except contracts, agreements and arrangements made in the ordinary course of business, the Company is not bound by any oral or written material contract (as defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in the Company SEC Documents filed with the SEC prior to the date of this Agreement. Section 3.1(q) of the Company Disclosure Schedule lists (i) each guaranty of the Company, (ii) each oral or written contract, agreement and arrangement to which the Company is a party or any of its assets are bound which, as of the date of this Agreement, would be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 or Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2003 and (iii) each oral or written contract, agreement and arrangement between the Company and any employee or consultant.

         (r)  Title to Properties.

              (i) The Company has good and defensible title to, or valid leasehold interests in, all of its material assets and properties purported to be owned by it in the Company SEC Documents, except for such assets and properties as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for (A) defects in title set forth on
         Section 3.1(r)(i) of the Company Disclosure Schedule and (B) such imperfections of title, easements, rights of way and similar liens or other matters and failures of title as would not, individually or in the aggregate, have a material adverse effect on the Company or materially interfere with the Company's use of such assets or properties. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens, other than those (w) set forth in the Company SEC Documents and (x) Liens set forth in the Company Disclosure Schedule, (y) Liens for current Taxes not yet due and payable and except for Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted or as reasonably expected to be conducted.

              (ii) Except as would not have a material adverse effect on the Company, the Company has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company enjoys peaceful and undisturbed possession under all such leases.

         (s) Intellectual Property. The Company owns, or is licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of the Company. To the Company's knowledge, (i) the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by the Company in its current operations does not infringe on the intellectual property rights of any person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company which could have a material adverse effect on the Company, and (ii) no person is, in any manner that could have a material adverse effect on the Company, infringing on any right of the Company with respect to any such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs. No claims are pending or, to the Company's knowledge, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

         (t)  Labor Matters.

              (i) The Company is not a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated;

              (ii) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of the Company, threatened, with regard to employees of the Company;

              (iii) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect, or, to the knowledge of the Company, threatened against the Company;

              (iv) to the knowledge of the Company, as of the date hereof, no representation question exists, nor are there any campaigns being conducted to solicit cards from the employees of the Company to authorize representation by any labor organization;

              (v) the Company is not a party to, or is not otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of the Company;

              (vi) the Company has not incurred any liability under, and the Company has complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act;

              (vii) the Company is in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either singly or in the aggregate, have a material adverse effect on the Company;

              (viii) there is no complaint, lawsuit or proceeding pending or to the knowledge of the Company, threatened in any forum by any Governmental Entity, by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company pending, or, to the best knowledge of the Company, threatened, that has, or would have, a material adverse effect on the Company;

              (ix) there is no ongoing or pending proceeding or investigation under, and the Company has not received any notice of a violation of, the Occupational Safety and Health Act of 1970 and the regulations promulgated thereunder;

              (x) the Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and would not have, a material adverse effect on the Company; and (x) to the knowledge of the Company, there is no proceeding, claim, suit, action or governmental investigation pending or threatened, in respect to which any current or former director, officer, employee or agent of the Company is or may be entitled to claim indemnification from the Company (A) pursuant to the Company Charter Documents (B) as provided in any indemnification agreement to which the Company is a party; or (C) pursuant to applicable law that has, or would have, a material adverse effect on the Company;

              (xi) there are no worker's compensation claims pending or threatened against the Company other than claims (A) which are fully covered by insurance or (B) for which adequate accruals have been made in the Company Balance Sheet; and

              (xii) set forth in Section 3.1(t)(xii) of the Company Disclosure
         Schedule is a list of all salaried employees and set forth opposite the name of each such employee is the annual salary of such employee as of the date hereof.

         (u) Report of Independent Petroleum Engineers. The Company has furnished Parent with the most recent report of independent petroleum engineers relating to the Company's oil and gas properties (dated March 31, 2003) and, since the date thereof, to the knowledge of the Company, there has not been any material adverse change to the Company's oil and gas properties or the reserve estimates thereof.

         (v) Opinion of Financial Advisor. On the date of this Agreement, the Company has received the written opinion (the "Fairness Opinion") of Energy Capital Solutions, LLC (the "Company Financial Advisor"), to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Shares from a financial point of view, and such opinion has not been amended, modified, revoked or otherwise withdrawn. Subject to the prior review and consent by the Company Financial Advisor, the Fairness Opinion shall be included in the S-4 and the Proxy Statement/Prospectus.

         (w) Insurance. The Company has delivered to Parent an insurance schedule of the Company's directors' and officers' liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation, in effect as of the date hereof. The Company maintains insurance coverage reasonably adequate for the operation of the business of the Company (taking into account the cost and availability of such insurance), and, to the knowledge of the Company, the transactions contemplated hereby will not materially adversely affect such coverage.

         (x) Brokers. No broker, investment banker or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The Company previously has delivered to Parent a true, correct and complete copy of any engagement or fee agreement between the Company and the Company Financial Advisor.

         (y) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the shareholders of the Company, and (ii) resolved to recommend to the holders of Company Shares that they approve the Merger Agreement and the transactions contemplated thereby.

         (z) Required Vote of Company Shareholders; Vote of Directors and Officers. The affirmative vote of the holders of not less than two-thirds of the outstanding Company Shares is required for the Company Shareholder Approval. No other vote of the shareholders of the Company is required by law, the Company Charter Documents or otherwise in order for the Company to consummate the Merger and the other transactions contemplated hereby. Each director and officer of the Company who has a right to vote any Company Shares has represented to the Company his or her present intention to vote such Company Shares in favor of the Merger, this Agreement and the transactions contemplated thereby and hereby.

         3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company as follows:

                  (a) Organization; Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under laws of its jurisdiction of incorporation. Sub is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Parent and Sub have the requisite corporate or other power and authority to carry on their business as now being conducted. Parent and Sub are duly qualified to do business and in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have or would not reasonably be likely to have a material adverse effect on Parent.

                  (b)      Capital Structure.

                           (i) As of the date hereof, the authorized capital
                  stock of Parent consists of 200,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Stock"), 100,000 of which have been designated as Series A Participating Preferred Stock. At the close of business on May 23, 2003, (A) 80,471,594 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued or outstanding; (B) 6,652,659 shares of Parent Common Stock were reserved for issuance by Parent pursuant to options or stock awards granted under Parent's stock plans, (C) 2,258,936 shares of Parent Common Stock were reserved for issuance pursuant to options or stock awards not yet granted under the Parent's stock plans, (D) 325,000 shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants, and (E) 1,506,548 shares of Parent Common Stock were held by Parent in its treasury. Parent has no outstanding SARs. The Parent Common Stock is listed on the Nasdaq National Market. Except as set forth above, no shares of capital stock or other equity or voting securities of Parent are reserved for issuance or are outstanding. All outstanding shares of capital stock of Parent are, and all such shares of the Parent Common Stock issuable upon the exercise of stock options, stock awards or warrants will be when issued thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by Parent since the Parent Balance Sheet Date (as defined in Section 3.2(d)), other than Parent Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options described above and warrants described above, as of the date hereof there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party, or by which any of them is bound, obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, Parent or of any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not as of the date of this Agreement and there will not be at the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of Parent.

                           (ii) The shares of Parent Common Stock issued as part
                  of the Merger Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock, and not subject to any preemptive rights created by statute, the Parent Charter Documents, or any agreement to which Parent is a party or is bound, and will, when issued, be registered under the Securities Act and the Exchange Act and registered or qualified (or exempt from registration and qualification requirements) under all applicable state "Blue Sky" securities laws.

                           (iii) As of the date hereof, all of the issued and
                  outstanding membership interests of Sub are owned by Parent. Sub was formed solely for the purpose of participating in the Merger, has no assets and has conducted no activities to date, other than in connection with the Merger.

                  (c) Authority; Non-contravention. Parent and Sub have the requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the Restated Certificate of Incorporation or bylaws of Parent, each as amended through the date hereof (the "Parent Charter Documents") or any provision of the comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations or defaults, rights or Liens that individually or in the aggregate would not have, or would not be reasonably likely to have, a material adverse effect on Parent or Sub and would not, or would not be reasonably likely to, materially impair the ability of Parent and Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub or any of their subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the filing by Parent of a premerger notification and report form under the HSR Act, (ii) filings in connection, or in compliance, with the provisions of the Securities Act, (iii) the filing with the SEC of such reports under Sections 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) filings in Texas by Sub in connection with the Merger.

                  (d) Parent SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2000 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Parent SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent's disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes-Oxley Act. The consolidated financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). There is no liability or obligation of any kind, whether accrued, absolute, determined, determinable or otherwise, of Parent or any subsidiary of Parent that is required by generally accepted accounting principles to be reflected or reserved against or otherwise disclosed in the most recent financial statements of Parent included in the Parent SEC Documents which is not so reflected or reserved against that individually or in the aggregate would have a material adverse effect on Parent. For purposes of this Agreement, "Parent

Balance Sheet" means the balance sheet as of March 31, 2003 set forth in Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and "Parent Balance Sheet Date" means March 31, 2003.

                  (e) Information Supplied. None of the information supplied or to be supplied by Parent in writing for inclusion or incorporation by reference in the S-4 will, at the time the S-4 is declared or ordered effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as a form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the S-4 or the Proxy Statement/Prospectus.

                  (f) Absence of Material Adverse Change. Since the Parent Balance Sheet Date, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of Parent and its subsidiaries, taken as a whole.

                  (g) No Undisclosed Material Liabilities. Since the Parent Balance Sheet Date, there have been no liabilities or obligations, whether pursuant to contracts or otherwise, of any kind whatsoever incurred by Parent or any subsidiary of Parent whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                           (i) liabilities or obligations (A) disclosed or
                  provided for in the Parent Balance Sheet or (B) disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement;

                           (ii) liabilities or obligations which, individually
                  and in the aggregate, have not had and are not reasonably likely to have a material adverse effect on Parent; or

                           (iii) liabilities or obligations under this Agreement
                  or incurred in connection with the transactions contemplated hereby.

                  (h) Compliance with Laws; Permits. Parent and its subsidiaries hold all required, necessary or applicable federal, state, provincial, local or foreign permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a material adverse effect on Parent (the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits except where the failure to so comply would not have a material adverse effect on Parent. Neither the Parent nor any of its subsidiaries has received notice of any revocation or modification of any of the Parent Permits, the revocation or modification of which would have a material adverse effect on Parent. Neither Parent nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Governmental Entity, or any arbitration award or any judgment, decree or order of any Governmental Entity, applicable to Parent or any of its subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent. To the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or threatened, other than those the outcome of which would not have a material adverse effect on Parent.

                  (i) Brokers. No broker, investment banker or other person, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub, including any fee for any opinion rendered by any investment banker.

                  (j) Litigation. There is no suit, action, proceeding or investigation presently pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

                  (k) Financing. Parent and Sub have sufficient funds available on hand and under existing financing facilities to permit Sub to pay the Cash Consideration to each holder of Company Shares at the Effective Time.

                  (l) Tax Matters. Parent and Sub each have timely filed all federal, state, local and other tax returns and reports required to be filed under applicable law, except as individually or in the aggregate would not have a material adverse effect on Parent. All such tax returns were true and correct in all material respects when filed. Parent and Sub each have paid all required taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof, except as individually or in the aggregate would not have a material adverse effect on Parent.

                                    ARTICLE 4

                    COVENANTS RELATING TO CONDUCT OF BUSINESS


         4.1      CONDUCT OF BUSINESS OF THE COMPANY.

                  (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date hereof, which are being undertaken in the ordinary course of business, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time the Company shall not, without the prior written consent of Parent and Sub:

                           (i) (A) declare, set aside or pay any dividends on,
                  or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii) issue, deliver, sell, pledge, dispose of or
                  otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock (other than the issuance of Company Shares upon the exercise of options outstanding on the date of this Agreement (as identified and described in Section 3.1(c)) in accordance with their current terms);

                           (iii) amend the Company Charter Documents;

                           (iv) acquire or agree to acquire (A) by merging or
                  consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Company, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

                           (v) sell, lease, mortgage, pledge, grant a Lien on or
                  otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice and (B) other transactions involving not in excess of $100,000 in the aggregate;

                           (vi) (A) incur any indebtedness for borrowed money or
                  guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (1) working capital borrowings under revolving credit facilities incurred in the ordinary course of business, (2) borrowings to fund the payments required by Section 5.9 and (3) indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date hereof, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than employees of the Company in the ordinary course of business consistent with past practice;

                           (vii) make or incur any capital expenditure
                  (including expenditures for oil and gas exploration and development), except in the ordinary course of business and, in the case of any single expenditure in excess of $200,000 and any expenditures in the aggregate in excess of $500,000, as previously disclosed in writing to Parent;

                           (viii) make any material election relating to Taxes
                  or settle or compromise any material Tax liability;

                           (ix) take any extraordinary action that causes the
                  Company's net operating loss carryforwards to be reduced;

                           (x) pay, discharge or satisfy any claims, liabilities
                  or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the Company Balance Sheet;

                           (xi) waive the benefits of, or agree to modify in any
                  manner, any confidentiality, standstill or similar agreement to which the Company is a party;

                           (xii) adopt a plan of complete or partial liquidation
                  or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                           (xiii) enter into any new collective bargaining
                  agreement;

                           (xiv) change any accounting principle used by it,
                  except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board;

                           (xv) settle or compromise any litigation (whether or
                  not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or
                  (B) in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent;

                           (xvi) (A) enter into any new, or amend any existing,
                  severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee, except that, the Company may hire additional employees to the extent deemed by its management to be in the best interests of the Company; provided, that the Company may not enter into any employment or severance agreement or any deferred compensation arrangement with any such additional employees, (B) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Company Benefit Plan (other than amendments required by law or to maintain the tax qualified status of such plans under the
                  Code) or (C) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices) or (D) grant any stock options or stock awards; or

                           (xvii) authorize any of, or commit or agree to take
                  any of, the foregoing actions.

                  (b) Changes in Employment Arrangements. The Company shall not adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit Plan) for the benefit of any person, increase the compensation or fringe benefits of any person, or, except as provided in an existing Company Benefit Plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any person or pay any benefit not required by any existing plan, arrangement or agreement.

                  (c) Other Actions. The Company shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS


         5.1 SHAREHOLDER APPROVAL; PREPARATION AND FILING OF THE S-4 AND PROXY STATEMENT/PROSPECTUS.

                  (a) The Company will, as soon as practicable following the execution of this Agreement, duly call, give notice of, convene and hold the Shareholder Meeting for the purpose of approving and adopting this Agreement and approving related matters. The Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement, shall not change such recommendation and shall use its best efforts to obtain approval of this Agreement and related matters by its shareholders, except to the extent that the Board of Directors of the Company shall have withdrawn its approval or recommendation of this Agreement or the Merger as permitted by Section 8.2. The Company shall use all reasonable efforts to hold the Shareholder Meeting as soon as practicable after the date upon which the S-4 becomes effective.

                  (b) Promptly after the date hereof, Parent and the Company shall prepare and the Company shall file with the SEC the Proxy Statement/Prospectus for use in connection with the solicitation of proxies from the Company's shareholders in favor of the adoption and approval of this Agreement and the approval of the Merger at the Shareholder Meeting, and Parent and the Company shall prepare and Parent shall file with the SEC the S-4 for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the S-4. Each of Parent and the Company shall use all commercially reasonable efforts to have the S-4 declared or ordered effective under the Securities Act as promptly as practicable after such filing with the SEC. The Company shall use all commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's shareholders as promptly as practicable after the S-4 is declared or ordered effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the S-4 will be made by Parent, or with respect to the Proxy Statement/Prospectus will be made by the Company, without providing the other party hereto a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either of the S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as applicable, and an appropriate amendment or supplement to the S-4 and/or the Proxy Statement/Prospectus describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the shareholders of the Company. Each of the parties hereto shall cause the Proxy Statement/Prospectus to comply as to form and substance to such party in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules of the Nasdaq National Market.

         5.2      ACCESS TO INFORMATION.

                  (a) During the period from the date hereof to the Effective Time, except to the extent otherwise required by United States regulatory considerations:

                           (i) The Company shall, and shall cause each of its
                  officers, employees, counsel, financial advisors and other representatives to, afford to

                  Parent, and to Parent's accountants, counsel, financial advisors and other representatives, reasonable access to the Company's properties, books, contracts, commitments and records for the purpose of conducting such inspections and evaluations, including environmental inspections and assessments, as Parent deems appropriate, and, during such period, the Company shall, and shall cause each of its officers, employees, counsel, financial advisors and other representatives to, furnish promptly to Parent,

                                    (A) a copy of each report, schedule,
                           registration statement and other document filed by the Company during such period pursuant to the requirements of federal or state securities laws; and

                                    (B) all other information concerning its
                           business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request so as to afford Parent a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of the Company as Parent may reasonably desire to make. The Company agrees to advise Parent of all material developments with respect to the Company and its assets and liabilities.

                           (ii) The Company agrees to request KPMG LLP to permit
                  Parent's accountants to review and examine the work papers of KPMG LLP with respect to the Company, and the officers of the Company will furnish to Parent such financial and operating data and other information with respect to the business and properties of the Company as Parent shall from time to time reasonably request.

                           (iii) The Company shall notify Parent promptly of any
                  notices from or investigations by Governmental Entities relating to the Company's business or assets or the consummation of the Merger. Parent shall notify the Company promptly of any notices from or investigations by Governmental Entities that could materially affect Parent's consummation of the Merger.

                  (b) Except as required by law, each of the Company and Parent shall, and shall cause its respective directors, officers, employees, accountants, counsel, financial advisors and representatives and affiliates to,
(i) hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person), (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors, and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this Agreement. Any investigation by any party of the assets and business of the other party and its subsidiaries shall not affect any representations and warranties hereunder, any conditions to the obligations of either party or either party's right to terminate this Agreement as provided in Article 7.

                  (c) In the event of the termination of this Agreement, each party promptly will deliver to the other party (and destroy all electronic data reflecting the same) all documents, work papers and other material (and any reproductions or extracts thereof and any notes or summaries thereto) obtained by such party or on its behalf from such other party or its subsidiaries as a result of this Agreement or in connection therewith so obtained before or after the execution hereof.

         5.3      REASONABLE EFFORTS; NOTIFICATION.

                  (a) Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this
Section 5.3, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that neither of the parties shall be under any obligation to take any action to the extent that the Board of Directors of such party shall conclude in good faith, after consultation with and based upon the written advice of their respective outside legal counsel (which advice in each case need not constitute an opinion), that such action would cause a breach of that Board of Directors' fiduciary obligations under applicable law. In connection with and without limiting the foregoing, each of the Company and Parent and its respective Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) cooperate with each other in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Company.

                  (b) Notification. The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

                  (c) (i) Each of the parties hereto shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use commercially reasonable efforts to promptly respond to any request for additional information pursuant to Section
(e)(1) of the HSR Act.

                           (ii) The Company will furnish to Fulbright & Jaworski
                  L.L.P., counsel to Parent and Sub, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Company Regulatory Documents")) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (A) with respect to documents and other materials filed by or on behalf of the Company with the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, or any state attorneys general that are available for review by Parent and Sub, copies will not be required to be provided to Fulbright & Jaworski L.L.P. and (B) with respect to any Company Regulatory Documents (1) that contain any information which, in the reasonable judgment of Haynes and Boone, LLP, should not be furnished to Parent or Sub because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company Regulatory Documents to Fulbright & Jaworski L.L.P. shall be satisfied by the delivery of such Company Regulatory Documents on a confidential basis to Fulbright & Jaworski L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to Parent. Except as otherwise required by United States regulatory considerations, Parent and Sub will furnish to Haynes and Boone, LLP, counsel to the Company, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Parent Regulatory Documents")) between Parent, Sub or any of their respective representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (A) with respect to documents and other materials filed by or on behalf of Parent or Sub with the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, or any state attorneys general that are available for review by the Company, copies will not be required to be provided to Haynes and Boone, LLP, and (B) with respect to any Parent Regulatory Documents (1) that contain information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to the Company because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of Parent and Sub to furnish any such Parent Regulatory Documents to Haynes and Boone, LLP shall be satisfied by the delivery of such Parent Regulatory Documents on a confidential basis to Haynes and Boone, LLP pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

                           (iii) At the election of Parent, the Company and
                  Parent shall use reasonable efforts to defend all litigation under the federal or state antitrust laws of the United States which if adversely determined would, in the reasonable opinion of Parent (based on the advice of outside counsel), be likely to result in the failure of the condition set forth in Section 6.1(c) not being satisfied, and to appeal any order, judgment or decree, which if not reversed, would result in the failure of such condition. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Parent, Sub or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Sub, the Company or the Surviving Company (or to require Parent, Sub, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under
                  Section 5.3(a) to use commercially reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.3(c).

         5.4      INDEMNIFICATION.

                  (a) From and after the Effective Time, Parent and the Surviving Company shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or an officer, director or employee of the Company who acts as a fiduciary under any Company Benefit Plans (but, with respect to such persons, only to the extent, if any, indemnified by the Company as of the date hereof) (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or such employee of the Company whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (including arising out of or relating to the Merger, the consummation of the transactions contemplated herein, and any action taken in connection therewith). Parent and Surviving Company shall advance promptly reasonable litigation expenses incurred by such Indemnified Parties in connection with investigating, preparing and defending any action arising out of such acts or omissions; provided the Indemnified Parties provide the Surviving Company with the written affirmation and written understanding provided in
Section 2.02-1.K. of the TBCA. Any Indemnified Party wishing to claim indemnification under this Section 5.4, upon learning of any such claim, action, suit, proceeding or investigation, promptly shall notify the Company (or after the Effective Time, Parent and the Surviving Company), but the failure so to notify shall not relieve a party from any liability that it may have under this
Section 5.4, except to the extent such failure materially prejudices such party. Parent or the Surviving Company shall have the right to assume the defense thereof. If Parent or the Surviving Company does not assume the defense, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties. The Indemnified Party shall cooperate in the defense of any such matter. Parent shall not be liable for any settlement effected without Parent's prior written consent.

                  (b) Parent shall use commercially reasonable efforts to purchase and maintain in effect for the benefit of the Indemnified Parties for a period of six years after the Effective Time, directors' and officers' liability insurance of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties than that maintained by the Company as of the date of this Merger Agreement with respect to matters arising before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid by the Company prior to the date hereof (which the Company represents and warrants to have been $137,500 in the aggregate), but in such case shall purchase as much coverage as possible for such amount.

                  (c) All rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company Charter Documents and in any indemnification agreements to which they are parties shall survive the Merger, and the Surviving Company shall continue such indemnification rights for acts or omissions prior to the Effective Time in full force and effect in accordance with their terms and Parent shall be financially responsible therefor.

                  (d) If the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made, and Parent shall cause them to be so made, so that the successors and assigns of the Surviving Company, which, in the reasonable opinion of the Surviving Company, shall be financially responsible persons or entities, assume the obligations set forth in this Section 5.4.

                  (e) The provisions of this Section 5.4 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his or her heirs and representatives.

         5.5 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use commercially reasonable efforts to cause to be delivered to Parent and Sub a letter of KPMG LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent and Sub and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         5.6 REPORT OF INDEPENDENT PETROLEUM ENGINEERS. The Company shall use commercially reasonable efforts to (a) include in the S-4 a report of Joe C. Neal & Associates, independent petroleum engineers, customary in scope and substance for reports of independent petroleum engineers, regarding the Company's oil and gas properties and (b) cause such independent engineers to be named as experts in, and provide the necessary consent to be included as an exhibit to, the S-4.

         5.7 LETTER OF PARENT'S ACCOUNTANTS. Parent shall use commercially reasonable efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         5.8 FEES AND EXPENSES. Except as provided in ARTICLE 8, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that all fees and expenses incurred in connection with the filings and related matters under the HSR Act shall be borne equally by Parent and the Company.

         5.9 COMPANY STOCK OPTIONS. After approval of the Merger Agreement by the shareholders of the Company but before consummation of the Merger, the Company shall have cancelled or otherwise terminated all outstanding options to purchase Company Shares granted pursuant to the Company's Stock Plans, including such options as have not yet vested, by paying to the holders of such options in consideration of the cancellation or termination thereof an amount in cash for each Company Share subject to the option equal to the difference between $20.20 and the exercise price per Company Share under the option. The Company shall withhold from such payment and pay over to the appropriate taxing authorities all amounts the Company is required to withhold under federal and, if applicable, state tax laws. As soon as practicable after the date hereof, the Board of Directors of the Company and the Committee of the Board of Directors of the Company administering the Company's Stock Plans shall take all action necessary to accomplish the foregoing.

         5.10 PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from shareholders, respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq National Market without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

         5.11 AGREEMENT TO DEFEND. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

         5.12 NASDAQ NATIONAL MARKET. Parent shall use its reasonable best efforts to list on the Nasdaq National Market, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger.

         5.13 EMPLOYEE BENEFIT PLANS. For purposes of eligibility to participate in and vesting in benefits under each Parent employee benefit plan provided to the officers and employees of the Company, individuals who are officers and employees of the Company at the Effective Time who continue as employees of Parent or Sub, will be immediately eligible to participate in any qualified plan maintained and sponsored by Parent and will be credited with vesting service for their years of service with the Company. Parent will take such actions as are necessary so that each employee of the Company who continues as an employee of Parent or Sub shall not be subject to preexisting condition exclusions or waiting periods for welfare benefit plan coverages under any Parent employee benefit plan. Subject to temporarily retaining one or more of the Company Benefit Plans to more efficiently transition the Company's employees to Parent benefit plans, Parent shall provide, or shall cause Sub to provide, compensation and employee benefits to each employee of the Company who continues as an employee of Parent or Sub after the Effective Time which are comparable to the compensation and employee benefits provided to all similarly-situated employees of Parent or Sub.

         5.14 AGREEMENTS OF OTHERS. The Company shall deliver to Parent, no later than 20 days after the date of this Agreement, a letter identifying each person whom the Company reasonably believes is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act. Thereafter and until the date of the Shareholder Meeting, the Company shall identify to Parent each additional person whom the Company reasonably believes to have thereafter become an "affiliate." The Company shall use its best efforts to cause each person who is identified as an "affiliate" pursuant to the two immediately preceding sentences to deliver to Parent, not later that the date 30 days prior to the expected Effective Time, a written agreement, substantially in the form of Exhibit C to this Agreement.

                                    ARTICLE 6

                              CONDITIONS PRECEDENT


         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Effective Time of the following conditions:

                  (a) Shareholder Approval. Company Shareholder Approval shall have been obtained upon a vote at a duly held meeting of shareholders of the Company or at any adjournment thereof.

                  (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement (including those required under the HSR Act) shall have been filed, shall have occurred or shall have been obtained.

                  (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts, subject to the limitations set forth in Section 5.3, to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                  (d) Nasdaq National Market Listing. The Parent Common Stock issuable in the Merger shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

                  (e) S-4. The S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the S-4 shall have been issued by the SEC and remain in effect. All necessary state securities or "Blue Sky" authorizations shall have been received.

         6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

                  (a) Obligations. Company shall have performed in all material respects all obligations to be performed by it under this Agreement at or prior to the Effective Time.

                  (b) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (disregarding for these purposes any materiality qualifications contained therein) when made and as of the Effective Time as if made on and as of such date; provided, that such representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date.

                  (c) Third Party Consents. All required authorizations, consents or approvals of any third party, the failure of which to obtain would have a material adverse effect on the Surviving Company, assuming the Merger had taken place, shall have been obtained.

                  (d) Material Adverse Change. There shall not have occurred a material adverse change to the Company.

                  (e) Dissenters' Rights. Dissenting Shares shall not exceed more than five percent (5%) of the outstanding Company Shares.

                  (f) Legal Opinion. Parent and Sub shall have received an opinion of counsel to the Company substantially to the effect set forth in Exhibit A hereto.

                  (g) Tax Opinion. Parent shall have received an opinion, satisfactory to Parent, dated on or about the date that is two days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, a copy of which will be furnished to the Company, of Fulbright & Jaworski L.L.P., to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be reaffirmed by Fulbright & Jaworski L.L.P. at the Closing.

                  (h) Certifications. The Company shall have furnished Parent with a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Merger Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the shareholders of the Company and a certified copy of a resolution or resolutions duly adopted by the holders of two-thirds of the outstanding Company Shares approving the Merger Agreement and the transactions contemplated hereby.

                  (i) Comfort Letter. Parent and Sub shall have received from KPMG LLP a letter dated such date, in form and substance satisfactory to Parent and Sub, containing statements and information of the type ordinarily included in accountants' "comfort letters" with respect to the financial statements and certain financial information related to the Company contained in the S-4 and the Proxy Statement/Prospectus.

                  (j) Additional Documents. Parent and Sub shall have been furnished with such certificates, documents and opinions as they may reasonably request.

         6.3 CONDITION TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to satisfaction of the following conditions, any or all of which may be waived in whole or in part by the
Company:

                  (a) Obligations. Parent and Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Effective Time.

                  (b) Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects (disregarding for these purposes any materiality qualifications contained therein) when made and as of the Effective Time as if made on and as of such date; provided, that such representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date.

                  (c) Material Adverse Change. There shall not have occurred a material adverse change to the Parent.

                  (d) Legal Opinion. The Company shall have received an opinion of counsel to Parent and Sub substantially to the effect set forth in Exhibit B hereto.

                  (e) Tax Opinion. The Company shall have received an opinion, satisfactory to the Company, dated on or about the date that is two days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, a copy of which will be furnished to Parent, of Haynes and Boone, LLP, to the effect that, if the Merger is consummated in accordance with the terms of this Merger Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be reaffirmed by Haynes and Boone, LLP at the Closing.

                  (f) Comfort Letter. The Company shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance satisfactory to the Company, containing statements and information of the type ordinarily included in accountants'

"comfort letters" with respect to the financial statements and certain financial information related to Parent and Sub contained in the S-4 and Proxy Statement/Prospectus.

                  (g) Certifications. Parent and Sub shall have furnished the Company with certified copies of resolutions duly adopted by the respective boards of directors or duly authorized committees thereof of Parent and Sub approving this Agreement and the consummation of the Merger and the transactions contemplated hereby.

                  (h) Additional Documents. The Company shall have been furnished with such certificates, documents and opinions as it may reasonably request.

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER
         7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

                  (a) by mutual written consent of Parent and the Company, or by mutual action of their respective Boards of Directors;

                  (b) by either Parent or the Company:

                           (i) if Company Shareholder Approval shall not have
                  been obtained upon a vote at a duly held at the Shareholder Meeting or at any adjournment thereof;

                           (ii) if the Merger shall not have been consummated on
                  or before December 31, 2003, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree or ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of the shareholders of the Company called to approve the Merger and the other matters contemplated hereby; or

                           (iii) if any court of competent jurisdiction or any
                  governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of Company Shares pursuant to the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by the Company in accordance with the provisions of
Section 8.2;

                  (d) by Parent, if (i) for any reason the Company fails to hold and call the Shareholder meeting by December 31, 2003 or (ii) the Company breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 6.1 or 6.2 and (B) cannot be or has not been cured within 30 days following receipt of written notice of such breach;

                  (e) by the Company, if Parent or Sub breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach or failure (i) would give rise to the failure of a condition set forth in
Section 6.1 or 6.3 and (ii) cannot be or has not been cured within 30 days following receipt of written notice of such breach; or

                  (f) by Parent if (i) the Board of Directors of the Company shall have withdrawn or modified, in any manner which is adverse to Parent, its recommendation or approval of the Merger or this Agreement and the transactions contemplated hereby or shall have resolved to do so, or (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company any Acquisition Proposal or any transaction described in the definition of Acquisition Proposal, or shall have resolved to do so.

         7.2 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section
7.5 shall, in order to be effective, require in the case of Parent or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors, and in the case of Sub, action by its managing member.

         7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent, Sub or the Company, or any director, officer, employee or shareholder thereof, other than the confidentiality provisions of Sections 5.2(b) and 5.2(c) and the provisions of Sections 3.1(x), 3.2(i), 5.8, 7.3, 8.2, 8.3 and Article 9; provided, however, that any such termination shall not limit or relieve a party's liability or obligation for damages suffered by the other party hereto as a result of such party's breach of any representation, warranty or covenant in this Agreement. Notwithstanding the foregoing, the parties agree that in the event the Company pays to Parent the fee as provided in Section 8.3, the Company shall have no further liability or obligation to Parent or Sub for a termination of this Agreement under Section 7.1(b)(i) or 8.2(b) other than the confidentiality provisions of Sections 5.2(b) and 5.2(c) and the provisions of Sections 3.1(x), 5.8, 7.3 and Article 9.

         7.4 AMENDMENT. This Agreement may be amended by the parties at any time before or after Company Shareholder Approval is obtained; provided, however, that after such Company Shareholder Approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                    ARTICLE 8

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS


         8.1 TAKEOVER DEFENSES OF THE COMPANY. The Company shall take such action with respect to any anti-takeover provisions in the Company Charter Documents or afforded it by statute to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

         8.2      NO SOLICITATION.

                  (a) The Company shall not, and shall not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of, the Company ("Company Representatives") to, and on becoming aware of will take all reasonable actions to stop such person from continuing to, directly or indirectly, (i) solicit, initiate or encourage or otherwise intentionally facilitate (including by way of furnishing information) the making of any Acquisition Proposal (as defined below), (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that in the case of this clause (iii), to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by the members thereof, after consultation with outside legal counsel, the Company may at any time prior to Company Shareholder Approval (the "Applicable Period"), but not thereafter if the Merger is approved thereby, and subject to the Company providing written notice to Parent of its decision to take such action in response and only in response to an unsolicited written request therefor received without any initiation, encouragement, discussion or negotiation by the Company or any Company Representative and other than in contravention of this Section 8.2(a)), (A) furnish information to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in Section 5.2(b) hereof and otherwise enter into discussions and negotiations with such person or group as to any superior proposal (as defined in Section 8.2(c)) such person or group has made and (B) in the event that the Board of Directors is unable to determine whether such unsolicited written request is a superior proposal, make inquiry of such person or group of such information as would enable the Board of Directors to determine whether or not such request constitutes a superior proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by the Company or any Company Representative, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. The Company immediately shall cease and shall cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted prior to the date hereof by the Company or any Company Representatives with respect to any Acquisition Proposal existing on the date hereof. The Company promptly will notify Parent of the pendency of any negotiations respecting, or the receipt of, any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means (i) any proposal, other than a proposal by Parent or any of its affiliates, for a merger or other business combination involving the Company,
(ii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, an equity interest in the Company, any voting securities of the Company or a material amount of the assets of the Company, or
(iii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the shareholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding Company Shares.

                  (b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 7.1(a), 7.1(b), 7.1(c) or 7.1(e), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an Acquisition Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof after consultation with outside legal counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the third business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received an Acquisition Proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the party making such superior proposal. Parent shall have the right, prior to the expiration of the third business day following its receipt of a Notice of Superior Proposal to agree to amend the terms of this Agreement such that they are no less favorable than the terms of such superior proposal. The Company may terminate this Agreement pursuant to the second sentence of this Section 8.2(b) only if the shareholders of the Company shall not yet have voted on the Merger, and the Company shall have paid to Parent the fees set forth in Section 8.3. Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act following Parent's receipt of an Acquisition Proposal.

                  (c) For purposes of this Agreement, a "superior proposal" means any bona fide Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the Company Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which a majority of the members of the Board of Directors of the Company determines in its good faith reasonable judgment (after consultation with its financial advisor) to be more favorable to the Company's shareholders than the Merger and which it intends to recommend that the shareholders of the Company approve. In reaching such good faith determination, the Board of Directors of the Company will give significant consideration to whether an Acquisition Proposal includes definite financing.

         8.3 FEE AND EXPENSE REIMBURSEMENTS. The Company agrees to pay Parent a fee in immediately available funds (in recognition of the fees and expenses incurred to date by Parent in connection with the matters contemplated hereby) of $3,500,000 promptly upon:

                  (a)      the termination of the Agreement:

                           (i) by Parent or the Company as permitted by Section
                  7.1(b)(i), and, prior to the meeting of the shareholders of the Company convened for the purpose of voting on the Merger, a third party has made a bona fide written Acquisition Proposal that has not been withdrawn; or

                           (ii) by the Company as permitted by Section 8.2(b);
                  or

                  (b) the Board of Directors of the Company taking any of the actions set forth in clause (i) or (ii) of Section 8.2(b) and the Board of Directors of the Company has not reinstated its recommendation of this Agreement or withdrawn its approval or recommendation or both of any such Acquisition Proposal within two business days of taking such actions.

                                    ARTICLE 9

                               GENERAL PROVISIONS


         9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Sub, to

                           Patterson-UTI Energy, Inc.
                           4510 Lamesa Highway
                           Snyder, Texas 79549
                           Telephone:       (325) 574-6300
                           Facsimile:       (325) 574-6390

                           Confirm:         (325) 574-6300
                           Attention:       Chief Executive Officer

                  with a copy to

                           Fulbright & Jaworski L.L.P.
                           1301 McKinney, Suite 5100
                           Houston, Texas  77010-3095
                           Telephone:       (713) 651-5151
                           Facsimile:       (713) 651-5246
                           Confirm:         (713) 651-5496
                           Attention:       Michael W. Conlon, Esq.

                  (b)      if to the Company, to

                           TMBR/Sharp Drilling, Inc.
                           4607 W. Industrial Blvd.
                           Midland, Texas 79703
                           Telephone:       (915) 699-5050
                           Facsimile:       (915) 699-5085
                           Confirm:         (915) 699-5050
                           Attention:       Jeff Phillips, President

                           with copies to:

                           Lynch, Chappell & Alsup, P.C.
                           The Summit
                           300 Marienfeld, Suite 700
                           Midland, Texas 79701
                           Telephone:       (915) 683-3351
                           Facsimile:       (915) 683-8346
                           Confirm:         (915) 683-3351
                           Attention:       Thomas W. Ortloff

                           and

                           Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                           Dallas, Texas 75202
                           Telephone:       (214) 651-5000
                           Facsimile:       (214) 200-0674
                           Confirm:         (214) 651-5587
                           Attention:       W. Scott Wallace

         9.3      DEFINITIONS.  FOR PURPOSES OF THIS AGREEMENT:

                  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                  (b) "knowledge" with respect to (i) the Company means the knowledge of its officers listed in Schedule II hereto, after due inquiry and
(ii) Parent and Sub means the knowledge of the officers listed in Schedule III hereto, after due inquiry;

                  (c) "material adverse effect" or "material adverse change" means, when used in connection with any person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of that person and its subsidiaries, taken as a whole except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the oil and gas industry and do not disproportionately affect such person;

                  (d) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity; and

                  (e) a "subsidiary" of any person means any corporation, partnership, association, joint venture, limited liability company or other entity in which such person owns over 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of directors or other governing body of such other legal entity.

         9.4 INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words "hereof", "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         9.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the Exhibits and Schedules hereto and the documents and instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of
Section 5.4, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

         9.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Parent or Sub may assign its rights and obligations under this Agreement to one of its affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         9.9 ENFORCEMENT OF THE AGREEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any district court of the United States located in the States of Texas (Southern District only), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal district court sitting in the Southern District of Texas in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than such a federal or state court.

         9.10 PERFORMANCE BY SUB. Parent hereby agrees to cause Sub to comply with its obligations under this Agreement.

         9.11 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                PATTERSON-UTI ENERGY, INC.


                                By  /s/ John E. Vollmer III
                                   -----------------------------------------
                                   John E. Vollmer III
                                   Senior Vice President - Corporate
                                   Development


                                PATTERSON-UTI ACQUISITION, LLC


                                By /s/ John E. Vollmer III
                                   -----------------------------------------
                                   John E. Vollmer III
                                   Vice President



                                TMBR/SHARP DRILLING, INC.


                                By     /s/ Jeffrey D. Phillips
                                       -------------------------------------
                                Name:  Jeffrey D. Phillips
                                       -------------------------------------
                                Title: President
                                       -------------------------------------